Exhibit 10.13

MANAGEMENT AND ADMINISTRATIVE SERVICES CONTRACT

THIS AGREEMENT made this 6th day of January, 2022

BETWEEN:

1284670 BC LTD.

1500 - 1055 West Georgia St.

Vancouver BC V6E 4N7

(the “Company”)

OF THE FIRST PART

AND:

2710989 Ontario Limited

4400 – 181 Bay St

Toronto, ON M5J 2T3

(the “Manager”)

OF THE SECOND PART.

WHEREAS:

A. The Company wishes to retain the Manager to provide services with respect to the management and administrative affairs of the Company;

B. The Manager has the ability to provide professional management and administrative services to the Company;

C. The Manager has agreed to continue to provide management and administrative services to the Company on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESS THAT in consideration of the mutual promises, covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	ENGAGEMENT AND TERMINATION

1.01 The Company hereby engages the Manager and the Manager hereby accepts such engagement to provide “Management and Administrative Services” (as hereinafter defined) to the Company for an initial term of twenty-four (24) months from the Effective Date (the “Initial Term”) and thereafter, unless otherwise terminated in accordance with the terms hereof, on a monthly basis.

1.02 The Manager may terminate this Agreement by giving 1 month’s written notice thereof to the Company.

1.03 The Company may, at any time following the Initial Term, terminate this Agreement by giving 1 month’s written notice thereof to the Manager and on the last day of the notice period, pay to the Manager an amount equal to one (1) months of the fees that the Manager would have received under sections 2.02 of this Agreement. If the Company provides notice of termination of this Agreement within the one-month period following a Change of Control (as hereinafter defined), then on the last day of the notice period, the Company shall pay to the Manager an amount equal to the fees that the Manager would have received under sections 2.02 of this Agreement (the “Termination Amount”).

1.04 If the Manager provides notice of termination of this Agreement in accordance with section 1.02 within the one-month period following a Change of Control, then on the last day of the notice period, the Company shall pay to the Manager the Termination Amount.

1.05 For the purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Board” means the board of directors of the Company;

(b)	“Change of Control” means:

(i)	the sales, transfer or disposition of the Company’s assets in complete liquidation or dissolution of the Company;

(ii)	the Company amalgamates, merges or enters into a plan of arrangement with another company at arm’s length to the Company and its affiliates, other than an amalgamation, merger or plan of arrangement that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such amalgamation, merger or plan of arrangement;

(iii)	any Person or combination of persons at arm’s length to the Company and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 30% of the voting securities of the company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; or

(iv)	the Incumbent Directors cease to constitute a majority of the Board;

(c)	“Incumbent Director” means any member of the Board who was a member of the Board prior to the occurrence of the transaction, transactions or elections giving rise to a Change of Control and any successor to an Incumbent Director who was recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board; and

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(d)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

2.	MANAGEMENT AND ADMINISTRATIVE SERVICES

2.01 The Manager shall provide to the Company general management and administrative services in connection with the operations and business of the Company which shall include the following services (herein collectively called “Management and Administrative Services”):

(a)	General liaison with regulatory authorities having jurisdiction over the affairs of the Company;

(b)	Reviewing company-prepared news releases and dissemination;

(c)	General liaison with the professional representatives of the Company including lawyers and accountants;

(d)	Work with the Company on strategy business development initiatives, mergers, acquisitions, and joint ventures;

(e)	Accounting and bookkeeping services:

■	Accounts of the parent entity
■	Coordination of consolidation of parent entity and subsidiary(ies)
■	Coordination of unaudited interim financial statements
■	Preparation of annual financial statements for audit
■	Coordination with company auditors for the audit of parent entity accounts
■	Coordination and assistance with the Company’s management in preparation of Management Discussion and Analysis (“MD&A”) reports for approval
■	Filing interim and annual consolidated financial reports on SEDAR by the Company
■	Correspondence with CRA and auditors on accounting and tax matters related to the parent entity

Note: Accounting of the subsidiary(ies) is/are to be handled by the subsidiary’s own accounting team. The Company will not be preparing or reviewing the subsidiary(ies) accounting;

(f)	General administration of company files and documents;

(g)	Coordinate the Company’s annual general meeting with lawyers, transfer agent and regulators and assist with preparation of meeting materials, including printing, coordination of mailing, SEDAR filing; and

(h)	Prepare and maintain convertible securities agreements and registries (stock options and warrants).

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2.02 The Company shall pay to the Manager, on the first day of each calendar month during the currency of this Agreement, as remuneration for the provision of the Management and Administrative Services set forth and outlined in this Article 2, the sum of CAD$10,000 plus applicable taxes.

2.03 The parties acknowledge that the Manager may, from time to time, be requested by the Company to provide additional Management and Administrative Services over and above that which is contemplated under section 2.01 herein and under such circumstances the parties agree that they shall, at that time, negotiate a mutually acceptable fee for such additional services.

2.04 In providing the Services hereunder, the Manager will be an independent contractor and not an employee or agent of the Company, except that the Manager will be an agent of the Company solely in circumstances where the Manager must be the agent to carry out the Management and Administrative Services as set forth in this Agreement.

2.05 The Company acknowledges that this Agreement is not exclusive. The Company also acknowledges that the Manager has now and will continue to provide management and administrative services to other companies and that these companies will require a certain portion of the Manager’s employees’ time. The Company agrees that the Manager may continue to provide services to such outside companies, provided that such services do not conflict with the Contractor’s Management and Administrative Services under this Agreement.

3. REIMBURSEMENT OF EXPENSES

3.01 The Company shall reimburse the Manager or direct to the service provider, at the time of making payment to the Manager for services rendered to the Company hereunder, the actual out-of- pocket expenses incurred by the Manager, its consultants, advisors, sub-agents and employees, in connection with the provision of any of the Management and Administrative Services hereunder, and the Manager shall provide to the Company vouchers, receipts and such other information as may be reasonably requested by the Company detailing such out-of-pocket expenses.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.01 The Company represents and warrants to the Manager as follows:

(a)	that the Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	the Company has the power and capacity to enter into this Agreement and to carry out its terms; and

(c)	the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action.

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5. NOTICES

5.01 Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by the mailing same by prepaid registered or certified mail or by sending same by email or other similar form of electronic communication, in each case addressed to the intended recipient at the address of the respective party set out on the first page hereof.

5.02 Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by email or other similar form of electronic communication, be deemed to have been given and received on the day it was actually received. For the purposes of this section 5.02, “business day” means any day, other than a Saturday, a Sunday or statutory holiday in British Columbia.

5.03 Any party may at any time give notice in writing to the other party of any change of address, and from and after the giving of such notice, the address herein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

6. NO ASSIGNMENT

6.01 This Agreement may not be assigned by either party hereto without the written consent of the other party.

7. ENUREMENT

7.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns.

8. GENERAL

8.01 Capitalized terms not otherwise defined herein shall have the meanings given to them in the Administrative Agreement.

8.02 No waiver of any provision of this Agreement will be effective unless made in writing and duly executed by the parties. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.03 If any term, covenant, or provision of this Agreement or any application thereof is determined invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions this Agreement will not in any way be affected or impaired thereby, nor will the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

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8.04 Sections 4.01, 5.01, 5.02, 5.03, 7.01 and 8.01 and the rights and obligations set out therein will survive any expiration or earlier termination of this Agreement.

8.05 Each party will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time-to-time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.06 This Agreement will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, and each of the parties submits to the exclusive jurisdiction of the courts of British Columbia. The prevailing party in any litigation to enforce this Agreement will be entitled to an award of solicitor fees and costs.

8.07 This Agreement may be executed in counterpart and such counterparts together will constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), will be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution this Agreement in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

1284670 BC LTD.

Per:	/s/ Ravinder Kang
Authorized signatory

2710989 ONTARIO LIMITED

Per:	/s/ Raghan Thakur
Authorized signatory

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